Exhibit 99.1

Restoration Hardware, Inc. Announces Fourth Quarter Fiscal 2003 and Full Year Revenue and Results

Fourth Quarter earnings of $0.21 per diluted share in line with prior guidance

Corte Madera, Calif.—March 18, 2004—Restoration Hardware, Inc. (NASDAQ: RSTO) today reported net revenue for the fourth quarter of fiscal 2003 of $165.0 million, a 6% increase versus net revenue of $155.2 million for the same period a year ago. Net income for the fourth quarter of fiscal 2003 was $7.9 million (earnings of $0.21 per diluted share) as compared to $9.7 million (earnings of $0.26 per diluted share) in the fourth quarter of fiscal 2002.  Results were in line with prior Company guidance of earnings in the range of $0.20 to $0.24 per diluted share.  Earnings were below last year’s fourth quarter as a result of lower than expected holiday sales, and higher markdowns to clear holiday merchandise.

Comparable store sales for the fourth quarter of fiscal 2003 increased 0.7% from the prior year’s fourth quarter. Revenue for the Direct-to-Customer division, which includes catalog and Internet sales, increased 51% to $26.6 million for the fourth quarter of fiscal 2003 versus $17.6 million in the fourth quarter of fiscal 2002.

For the fiscal year ended January 31, 2004 (fiscal 2003), the Company reported net revenue of $438.5 million, a 10% increase as compared to net revenue in the prior year of $400.3 million.  Reported loss available to common stockholders for fiscal 2003 improved to $2.9 million (loss of $0.10 per basic and diluted share) versus a fiscal 2002 loss available to common stockholders of $4.0 million (loss of $0.13 per basic and diluted share). In addition, prior year’s results were favorably impacted by an income tax benefit of $4.0 million ($0.13 per basic and diluted share) realized by the Company due to the economic stimulus bill enacted in 2002, which did not repeat in fiscal 2003. Excluding the effect of the income tax benefit, the loss available to common stockholders for fiscal 2002 was $8.0 million (loss of $0.27 per basic and diluted share).

Comparable store sales for fiscal 2003 increased 5.2%. Revenue for the Direct-to-Customer division increased 52% in fiscal 2003 to $67.9 million versus $44.7 million in fiscal 2002.

Gary Friedman, the Company’s President and CEO, stated, “While holiday sales in seasonal items were disappointing, our January 2004 comparable store sales increase of 23%, and Direct-to-Customer division growth of 51% in the fourth quarter demonstrate the underlying strength of our core businesses.   Looking forward, we remain confident that our new merchandising strategy will continue to drive positive comparable store sales, and significantly higher catalog and Internet revenues.  As expected, we ended fiscal 2003 with improved operating results, lower debt and a stronger balance sheet than a year ago, providing us with adequate liquidity to support our future growth plans.”

Fiscal year end 2003 inventories were $102.9 million, an increase of 9% versus last year’s inventory of  $94.5 million, and in line with the Company’s sales growth plans for the first quarter of fiscal 2004.  Debt at the end of fiscal 2003 was $10.3 million, down from the $13.9 million reported for the 2002 fiscal year end, reflecting the positive cash flow experienced by the Company during fiscal 2003.  The Company projects adequate availability on its credit facility to fund operations and meet its capital spending requirements in fiscal 2004.

Guidance:

The Company provides the following guidance for fiscal 2004 with regard to the Company’s anticipated financial results.

•                  Comparable store sales are planned to increase in the low to mid single digit range for fiscal 2004 as compared to fiscal 2003.

•                  Direct-to-Customer revenue is planned to increase 30 to 40 percent in fiscal 2004 versus fiscal 2003.

•                  Operating margins for fiscal 2004 are targeted at 1% to 2% of net revenue.

•                  One to two new stores will be opened in 2004 and an existing store will be closed for remodeling and later reopened.

•                  Two to three under-performing stores are under review for potential closure in 2004.

•                  Capital expenditures for fiscal 2004 are expected to be approximately $10-12 million.

•                  Depreciation expense is estimated to be $14-15 million for the full year of fiscal 2004.

•                  The Company expects to be cash flow positive for a second consecutive year in fiscal 2004, and to finish the year with little or no debt on its balance sheet.

•                  For the first quarter of fiscal 2004, the Company expects comparable store sales to increase in the mid to high single digits.  The Company expects its net loss per share for the first quarter to be between $0.13 to $0.16, with a basic share count of approximately 32.8 million shares outstanding.

Conference Call:

The Company’s fourth quarter and year end earnings conference call is scheduled for Thursday, March 18, 2004 at 5:00 p.m. Eastern Time. The dial-in number is (800) 362-0571. A live webcast is available at http://www.firstcallevents.com/service/ajwz402058776gf12.html. If you are unable to participate during the live webcast, a playback of the conference call will be available via the Internet at http://www.firstcallevents.com/service/ajwz402058776gf12.html beginning at 8:00 p.m. Eastern Time on Thursday, March 18, 2004. A webcast replay of the call will be available at www.restorationhardware.com under “Company Info—Investor Relations—Event Calendar” until March 18, 2005.

About Restoration Hardware, Inc.

Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view.  Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com. As of March 18, 2004 the Company operated 102 retail stores in 30 states, the District of Columbia and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks.  Such forward-looking statements include, without limitation, statements concerning or relating to implications of the Company’s revenues and financial results for the fourth quarter and fiscal year ended January 31, 2004, statements concerning guidance for the first quarter and full year of fiscal 2004, statements relating to implications of the Company’s underlying strength of its core businesses, statements relating to the Company’s new merchandising strategy and its effects on comparable store sales and catalog and web revenues, statements relating to future adequacies of liquidity for the Company, statements relating to inventory expectations and sales growth plans for the first quarter of fiscal 2004, statements relating to the future adequacy of availability under the Company’s credit facility, and other statements containing words such as “plans,” “estimates,” “expects,” and words of similar import or statements of management’s opinion.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause such differences include, but are not limited to, customer reactions to the Company’s current and anticipated merchandising and marketing programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, continued positive customer reaction to the Company’s catalog and Internet offerings, revised product mix, prototype stores and core businesses, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the fiscal quarter ended November 1, 2003 in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Liquidity and Capital Resources,” “Critical Accounting Policies,” and “Factors that May Affect our Future Operating Results” and in Part I, Item 4 thereof (“Controls and Procedures”).  Guidance offered by the Company represents a point-in-time estimate made by management of the Company.  The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Restoration Hardware, Inc.

Patricia McKay

Chief Financial Officer

(415) 924-1005

(415) 927-7264 Fax

RESTORATION HARDWARE, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

(in thousands, except per share and store data)

	13 weeks ended		13 weeks ended
	1/31/2004	% of Revenue	2/1/2003	% of Revenue

Net retail revenue	$138,393	83.9%	$137,551	88.6%
Net direct-to-customer revenue	26,562	16.1%	17,616	11.4%
Total net revenue	164,955	100.0%	155,167	100.0%

Cost of sales and occupancy	105,968	64.2%	98,198	63.3%
Gross profit	58,987	35.8%	56,969	36.7%

Selling, general and administrative expenses	45,196	27.4%	41,304	26.6%
Income from operations	13,791	8.4%	15,665	10.1%

Interest expense, net	(480)	-0.3%	(720)	-0.5%

Income before income taxes	13,311	8.1%	14,945	9.6%

Income tax expense	(5,419)	-3.3%	(5,235)	-3.4%

Net income	$7,892	4.8%	$9,710	6.3%

Comparable store sales	0.7%		3.0%
Stores open at end of period	103		105
Total selling square footage	679,300		688,634

Earnings per share, basic	$0.24		$0.32
Earnings per share, diluted	$0.21		$0.26
Weighted average shares, basic	32,753		30,037
Weighted average shares, diluted	37,943		37,230

	52 weeks ended		52 weeks ended
	1/31/2004	% of Revenue	2/1/2003	% of Revenue

Net retail revenue	$370,609	84.5%	$355,632	88.8%
Net direct-to-customer revenue	67,899	15.5%	44,705	11.2%
Total net revenue	438,508	100.0%	400,337	100.0%

Cost of sales and occupancy	305,980	69.8%	283,072	70.7%
Gross profit	132,528	30.2%	117,265	29.3%

Selling, general and administrative expenses	135,118	30.8%	126,290	31.5%
Loss from operations	(2,590)	-0.6%	(9,025)	-2.3%

Interest expense, net	(2,154)	-0.5%	(2,818)	-0.7%
Change in fair value of warrants	—	0.0%	(278)	-0.1%

Loss before income taxes	(4,744)	-1.1%	(12,121)	-3.0%

Income tax benefit	1,803	0.4%	8,518	2.1%

Net loss	(2,941)	-0.7%	(3,603)	-0.9%

Preferred shareholder return:
Dividends	—	0.0%	(358)	-0.1%

Loss available to common stockholders	$(2,941)	-0.7%	$(3,961)	-1.0%

Comparable store sales	5.2%		6.2%
Stores open at end of period	103		105
Total selling square footage	679,300		688,634

Loss per share, basic and diluted	$(0.10)		$(0.13)
Weighted average shares	30,873		29,754

RESTORATION HARDWARE,  INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	1/31/2004	2/1/2003

ASSETS
Current assets:
Cash and cash equivalents	$2,003	$1,630
Accounts receivable	5,745	3,352
Merchandise inventories	102,926	94,500
Prepaid expense and other current assets	19,309	14,081
Total current assets	129,983	113,563

Property and equipment, net	83,518	90,038
Goodwill	4,560	4,560
Other long-term assets	14,219	18,067
Total assets	$232,280	$226,228

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$45,292	$35,649
Line of credit, net of debt issuance costs (1)	10,286	13,909
Deferred revenue and customer deposits	7,231	6,046
Other current liabilities	11,438	9,146
Total current liabilities	74,247	64,750

Deferred lease incentives	33,999	39,109
Deferred rent	14,455	14,163
Other long-term liabilities	352	144
Total liabilities	123,053	118,166

Series A redeemable convertible preferred stock	8,541	13,328

Common stock	158,176	150,881
Unearned compensation	(234)	(659)
Accumulated other comprehensive income (loss)	1,040	(132)
Accumulated deficit	(58,296)	(55,356)
Total stockholders’ equity	100,686	94,734

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$232,280	$226,228

Shares issued and outstanding at end of period	32,768	30,051

(1)                                  Long-term debt has been reclassified into a current liability as a result of EITF 95-22.